Exhibit 99.1

Investor Relations: Brian Norris Acme Packet +1 781-328-4790 bnorris@acmepacket.com	Industry Analysts / Trade and Business Press: Rich Williams Connect2 Communications +1 919-554-3532 rmwilliams@connect2comm.com

Acme Packet Announces Official Retirement of Board Member Sonja Hoel Perkins

–  Board of Directors Has Appointed Special Search Committee to Identify Successor  –

BURLINGTON, MA. — May 30, 2008 — Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, today announced that Ms. Sonja Hoel Perkins retired from the Board of Directors following the Company’s Annual Meeting of Stockholders on May 20, 2008.  As previously disclosed, Ms. Hoel Perkins informed the Company on April 4, 2008 that she intended to retire from the Board following the Company’s 2008 Annual Meeting of Stockholders.  Ms. Hoel Perkins, a managing director and general partner of venture capital firm Menlo Ventures, had served on the Company’s Board of Directors since January 2001.  After learning of her intended departure, the Board of Directors appointed a special search committee to identify director candidates to fill the upcoming vacancy on the Board of Directors created by Ms. Hoel Perkins’ retirement.

“On behalf of the entire Board of Directors, I thank Sonja for her many contributions to the Company’s success since 2001,” said Andy Ory, President and Chief Executive Officer of Acme Packet.  “Sonja shared our vision that a vast market opportunity would rapidly develop as service providers, enterprises and contact centers replaced their century-old circuit-based voice networks with next generation networks based on internet protocol (IP).  During Sonja’s tenure on the Board, and with her thoughtful leadership and guidance, we successfully developed a family of market-leading session border controllers to interconnect these disparate IP networks.  We wish Sonja the very best and thank her for her tremendous support of Acme Packet.”

Ms. Hoel Perkins served as an independent director of the Company within the meaning of the Marketplace Rules of the NASDAQ Stock Market, LLC, and as a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors. In accordance with the Nasdaq Marketplace Rules, on May 20, 2008, the Company notified

NASDAQ that as a result of Ms. Perkins retirement and the resulting vacancy on the Board of Directors, a majority of the Board is not comprised of independent directors as required by Nasdaq Marketplace Rule 4350(c)(1).  On May 23, 2008, the Company received a Nasdaq Staff Letter indicating that as a result of Ms. Perkins retirement, the Company is not currently in compliance with the independent director requirements set forth in the Nasdaq Marketplace Rule 4350. In accordance with the Nasdaq Marketplace Rules, the Company must regain compliance with the independent director requirements set forth in the Nasdaq Marketplace Rule 4350 by November 16, 2008.

About Acme Packet, Inc.

Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, enables the delivery of trusted, first class interactive communications-voice, video and multimedia sessions-and data services across IP network borders. Our Net-Net family of session border controllers, multiservice security gateways and session routing proxies supports multiple applications in service provider, large enterprise and contact center networks-from VoIP trunking to hosted enterprise and residential services to fixed-mobile convergence. They satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks; and support multiple protocols-SIP, H.323, MGCP/NCS and H.248-and multiple border points-interconnect, access and data center. Our products have been selected by more than 500 customers in 85 countries, including 29 of the top 30, and 84 of the top 100 service providers in the world. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com

Acme Packet, Inc. Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the Company’s position in the session border controller market, its ability to recruit and retain directors for its Board of Directors, and its ability to meet and maintain eligibility requirements in accordance with Nasdaq Marketplace Rules.  Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to difficulties recruiting or retaining directors for the Company’s Board of Directors.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.